DTS8 COFFEE EXECUTES AGREEMENT TO ACQUIRE PRIVATE U.S. COFFEE ROASTING COMPANY

Vancouver, British Columbia, March 1, 2016 DTS8 Coffee Company, Ltd. (OTCBB:BKCT) (BERLIN:9BE) announced today that it has executed a definitive agreement to acquire one hundred percent (100%) of the issued and outstanding shares of a private, U.S. roasting company . Closing of the transaction is expected on or before August 1, 2016, subject to financing and receipt of 2015 audited financial statements from the target company.

The purchase price for the acquisition is $4,500,000, in cash at closing, or, if the total amount is not paid in cash, $4,700,000 in cash and debt at closing. There will be no changes to the current management or operations of the private corporation. after closing.

Mr. Doug Thomas, CEO of DTS8 Coffee said "*the acquisition is expected to be accretive to earnings of DTS8 Coffee in the first full year following the closing in the range of ten to twelve million dollars on an annualized basis.*"

Thomas, added that "*the acquisition of a roasting company is consistent with our growth plans and opens up exciting opportunities for us in the lucrative specialty coffee market. It provides us with presence and roasting facilities both in the mature US market and the rapidly growing Chinese coffee market.*"

DTS8 Coffee Company, Ltd. ("DTS8") is a purveyor of artisan roasted gourmet coffee in China. DTS8 roasts, markets and wholesales the "DTS8 Premium", "Single Origin Premium", "Don Manuel", and "Private Label" brands in Shanghai and others areas of China. DTS8 coffees are well regarded by consumers for their uniqueness, consistency and special flavor characteristics, and are sold through distribution channels reaching consumers at restaurants, multi-location coffee shops and offices. Visit us at www.dts8coffee.com.

Except for the historical matters contained herein, statements in this press release contain "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect DTS8's current and future business and prospects. Actual results could differ materially, as a result of various risk factors including but not limited to: (1) competition in the markets for DTS8's coffee; (2) the ability of DTS8 to execute its business plan; and (3) other factors detailed in DTS8's public filings with the SEC. By making these forward-looking statements, DTS8 can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release. This release should be read in conjunction with DTS8's Annual Report on Form 10-K and its other filings with the SEC through the date of this release, which identifies important factors that could affect the forward-looking statements in this release. In addition, factors that could cause actual results to differ materially from those contemplated in the statements include, without limitation, overall economic conditions, and other risks associated generally with the coffee business. These forward-looking statements are not guarantees of future performance.

USA: Peter Baxter, Investor Relations: 775-360-3031 - info@dts8coffee.com